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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cotelligent, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31914, 333-33312, 333-67589, 333-10253, 333-3388 and 333-103978) on
Form S-8 and in the registration statement (No. 333-53899) on Form S-4 of Cotelligent, Inc., of our report dated March 26, 2003, with respect to the consolidated balance sheets of Cotelligent, Inc., as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000, which report appears in the December 31, 2002, annual report on Form 10-K of Cotelligent, Inc.

                                        /s/ KPMG LLP

Costa Mesa, California
March 31, 2003